EXHIBIT 99.1
FOR IMMEDIATE RELEASE
WINLAND ELECTRONICS, INC. INITIATES A PRODUCT ENHANCEMENT PROGRAM
TO ADDRESS PROBLEMS IN ENVIROALERT EA200/400

CONTACT:	Lorin E. Krueger	Brett Maas or Cameron Donahue
	Chief Executive Officer	Hayden Communications
	(507) 625=7231	(843) 272-4653
http://www.winland.com/
MANKATO, Minn. /May 26, 2006 / PR Newswire / Winland Electronics, Inc. (Amex: WEX), today announced a product enhancement program to address interference issues with its EnviroAlert EA200 and EA400 products. EnviroAlert monitors temperature, humidity and water in critical environments and activates alarms, dialers or transmitters when programmed limits have been exceeded.
The Company has recently identified interference issues with some installations of its EnviroAlert EA200 and EA400 that could affect temperature and humidity readings and cause some units in the most extreme cases to lock up and become nonfunctional. The problem is highly unusual but can occur in installations where there are high levels of radio frequency (RF) interference or high stray transient voltage present. The Company has modified the product circuit board to enhance the rejection of this type of interference and enable the product to exceed the normal United States standards as well as the more stringent CE European rejection standards.
Winland has begun to notify distributors and dealers about the issue. The Company will
•	Replace any existing new product inventory held by distributors or dealers with units including the updated circuit board; and

•	Provide updated circuit boards to dealers at no cost until September 30, 2006 as well as an incentive to dealers to install the updated circuit board in products in the field.
Lorin Krueger, Winland’s Chief Executive Officer, commented, “Our goal is to provide our customers, dealers and distributors with the highest level of product performance and reliability available. To date the Company has received reported incidents of less then 2% of the total number of units sold experiencing these types of issues. However this is not up to the level of performance we wish to have in our critical environment sensors. “
The Company currently estimates that the gross cost of the program could be approximately $480,000, which will be incurred in the second quarter of 2006. This estimate assumes that 75% of the units in the field are returned for replacement or refitted with a new circuit board. The costs incurred by the Company may be more or less than the estimated amount depending on the response. After applying reserves for obsolete inventory and warranty and appropriate adjustments to compensation accruals against a portion of this cost, the Company estimates that the program is likely to reduce second quarter net income by approximately $167,000.

Cautionary Statements
Certain statements contained in this press release and other written and oral statements made from time to time by the Company do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events. The statements included in this release with respect to the estimated cost of the program to address interference in the EnviroAlert EA200/400 and the estimated impact on second quarter net income are forward looking statements. There is no assurance that the Company’s actual cost in connection with the program will not exceed the estimated amount of $480,000 due to higher than expected levels of response to the program or unanticipated problems or disputes with those who may have suffered losses from failures of the product. In addition, the impact on net income may more adverse than estimated if the gross cost of the program is higher than expected or if the offsetting reserves and adjustments that are finally deemed appropriate are less than currently estimated. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Winland expressly disclaims any intent or obligation to update these forward-looking statements.